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                                                                    EXHIBIT 99.4

                         EQUITY OFFICE PROPERTIES TRUST
                     TWO NORTH RIVERSIDE PLAZA, SUITE 2200
                            CHICAGO, ILLINOIS 60606

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 19, 1997

To the Shareholders of Equity Office Properties Trust:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Equity Office Properties Trust, a Maryland real estate investment trust ("EOP"), will be held at 8:00 a.m., Chicago time, on December 19, 1997, at One North Franklin Street, 3rd Floor, Chicago, Illinois (the "Special Meeting") for the following purposes:

          1. To consider and vote upon a proposal to approve the merger (the "Merger") of Beacon Properties Corporation, a Maryland corporation ("Beacon") with and into EOP, and the Agreement and Plan of Merger, dated as of September 15, 1997, as amended (the "Agreement"), by and between EOP, EOP Operating Limited Partnership, a Delaware limited partnership, Beacon and Beacon Properties, L.P., a Delaware limited partnership. Pursuant to the Agreement, Beacon will merge with and into EOP, with EOP being the surviving company. In the Merger, each outstanding share of common stock of Beacon will be converted into the right to receive 1.4063 common shares of EOP. A copy of the Agreement is attached as Annex I to the Joint Proxy Statement/Prospectus accompanying this Notice; and

          2. To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Trustees of EOP has fixed the close of business on November 14, 1997 as the record date for the determination of the holders of EOP common shares entitled to notice of, and to vote at, the Special Meeting. The Merger, the Agreement and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus, and the Annexes thereto, which form a part of this Notice.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF TRUSTEES OF
                                          EQUITY OFFICE PROPERTIES TRUST

                                          STANLEY M. STEVENS
                                          Secretary

November   , 1997
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